Exhibit 99.1



Contact:          Kelly McAndrew                  Mary Winn Settino
                  Public Relations                Investor Relations
                  (914) 767-7690                  (914) 767-7216



                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


  THE PEPSI BOTTLING GROUP BOARD APPROVES 60-PERCENT INCREASE IN DIVIDEND AND
                    EXPANDS COMMON STOCK REPURCHASE PROGRAM

     SOMERS, N.Y., March 24, 2005 - The Pepsi Bottling Group, Inc. (NYSE: PBG) today announced that its Board of Directors authorized a significant increase in the Company's annual dividend, raising it 60 percent from $0.20 to $0.32. This is the second dividend increase approved in two years. In the same meeting, the Board declared the quarterly dividend of $0.08 per share, which is payable June 30, 2005 to PBG shareholders of record on June 10, 2005.
     PBG's Board of Directors also approved another expansion of the Company's share repurchase program. The Board authorized the repurchase of an additional 25 million shares of common stock on the open market and through negotiated transactions. This brings the total number of shares authorized for repurchase to 125 million since the Company initiated its share repurchase programs in October 1999. This new authorization, which is effective immediately, does not have a deadline for the commencement or execution of repurchases. To date, 88 million shares have been repurchased.
     PBG Chairman and Chief Executive Officer John T. Cahill stated, "PBG continues to generate strong cash flows, a key indicator of the health of our business. As a result, we have been able to return more than $1.9 billion to our shareholders since our initial public offering nearly six years ago. As these actions indicate, the Board shares management's confidence in our plans and the future prospects for our business."
     The Pepsi Bottling Group, Inc. (www.pbg.com) is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. To receive company news releases by e-mail, please visit www.pbg.com.

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Statements  made in this press  release  that  relate to future  performance  or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG's Securities and Exchange Commission reports.